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                                                                     EXHIBIT 4.7

                                  ASSUMPTION OF
                            CERTAIN OBLIGATIONS UNDER
                          REGISTRATION RIGHTS AGREEMENT

         THIS ASSUMPTION OF CERTAIN OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of December 19, 1996, is executed by AMERICA WEST HOLDINGS CORPORATION, a Delaware corporation ("Holdings"), for the benefit of TPG PARTNERS, L.P., TPG PARALLEL I, L.P., AIR PARTNERS II, L.P., CONTINENTAL AIRLINES, INC., MESA AIRLINES, INC., LEHMAN BROTHERS INC., BELMONT CAPITAL PARTNERS II, L.P. and BELMONT FUND, L.P. (collectively, the "Holders").

                             PRELIMINARY STATEMENTS

   1. America West Airlines, Inc., a Delaware corporation and the sole stockholder of Holdings ("AWA"), is a party to that certain Registration Rights Agreement dated as of August 25, 1994 (the "Registration Rights Agreement") between AWA and AmWest Partners, L.P., Lehman Brothers Inc., Belmont Capital Partners II, L.P., Belmont Fund, L.P. and Fidelity Copernicus Fund, L.P. (collectively, the "Original Holders"). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Registration Rights Agreement.

   2. Pursuant to the terms of the Registration Rights Agreement, the Original Holders were granted certain rights to have their Registrable Debt Securities and Registrable Equity Securities registered under the Exchange Act.

   3. The Holders have succeeded to all of the rights of the Original Holders under the Registration Rights Agreement.

   4. AWA and Holdings are parties to that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of December 19, 1996, providing, among other things, for the merger (the "Merger") of AWA Merger, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), with and into AWA, with AWA being the surviving corporation in the Merger (in such capacity, the "Surviving Corporation").

   5. Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), (i) each issued and outstanding share of Class A Common Stock of AWA ("AWA Class A Common") will be converted into the right to receive one share of Class A Common Stock of Holdings ("Holdings Class A Common"), (ii) each issued and
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         outstanding share of Class B Common Stock of AWA ("AWA Class B Common")
         will be converted into the right to receive one share of Class B Common Stock of Holdings ("Holdings Class B Common"), (iii) each issued and outstanding share of common stock of Merger Sub will be converted into the right to receive one share of the common stock of the Surviving Corporation and (iv) each issued and outstanding share of common stock of Holdings will be canceled without any consideration being paid therefor.

     6. AWA currently has issued and outstanding warrants to purchase 8,180,086 shares of AWA Class B Common (the "Warrants"), the terms of which are governed by that certain Warrant Agreement dated as of August 25, 1994 between AWA and First Interstate Bank of California, as Warrant Agent (the "Warrant Agreement").

     7. Pursuant to the terms of the Warrant Agreement, as a result of the Merger, each of the Warrants will from and after the Effective Time represent the right to purchase one share of Holdings Class B Common from AWA.

     8. At and after the Effective Time and the exchange of securities provided for in the Merger Agreement, the Holders will hold (i) shares of Holdings Class A Common, (ii) shares of Holdings Class B Common, (iii) warrants to purchase shares of Holdings Class B Common from AWA and/or
         (iv) Registrable Debt Securities of AWA, as the case may be.

     9. Pursuant to the terms of the Registration Rights Agreement, (i) each share of Holdings Class A Common into which the shares of AWA Class A Common issued to the Original Holders or the Holders on the Effective Date are converted pursuant to the Merger, (ii) each share of Holdings Class B Common into which the shares of AWA Class B Common issued to the Original Holders or the Holders on the Effective Date are converted pursuant to the Merger, (iii) each Warrant which will represent the right to purchase shares of Holdings Class B Common from AWA by virtue of the Merger and (iv) each share of Holdings Class B Common deliverable upon exercise of the Warrants, will constitute a Registrable Equity Security for purposes of the Registration Rights Agreement.

    10. Holdings desire to assume, as a co-obligor with AWA, certain of the obligations of AWA under the Registration Rights Agreement in order to ensure that the Holders retain rights immediately after the Effective Time substantially equivalent to those held by the Holders under the Registration Rights Agreement immediately prior to the Effective Time.


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         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Holdings, intending to be legally bound, hereby agrees as follows:

         Section 1. Assumption of Certain Obligations. Holdings hereby assumes, as a co-obligor with AWA, on a joint and several basis, all of the obligations and liabilities of AWA under the Registration Rights Agreement which relate to shares of Holdings Class A Common and shares of Holdings Class B Common, including shares of Holdings Class B Common to be delivered by AWA upon exercise of the Warrants, in each case which constitute Registrable Equity Securities thereunder, to the same extent as if Holdings were originally a party to the Registration Rights Agreement.

         Section 2. Representations and Warranties. Holdings hereby represents and warrants to the Holders that:

         (a) this Agreement has been duly authorized, executed and delivered on behalf of Holdings; and

         (b) this Agreement constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles.

         Section 3. Effectiveness. This Agreement shall not become effective unless and until the Effective Time shall have occurred.

         Section 4. Benefit and Burden. This Agreement (i) shall inure to the benefit of the Holders and their respective successors and permitted assigns and
(ii) shall inure to the benefit of and be binding upon Holdings and its successors and permitted assigns.

         Section 5. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity other than the Holders and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other third party.

         Section 6. Interpretation. In this Agreement, unless a clear contrary intention appears:

         (a) the words "hereof," "herein" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

         (b) reference to any gender includes each other gender and the neuter;


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         (c) all terms defined in the singular shall have the same meanings in the plural and vice versa;

         (d) reference to any person or entity includes such person's or entity's heirs, distibutees, legatees, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment not otherwise permitted by this Agreement;

         (e) reference to a person or entity in a particular capacity or capacities excludes such person or entity in any other capacity;

         (f) reference to any contract or agreement means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

         (g) all references to Sections shall be deemed to be references to the Sections of this Agreement;

         (h) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise; and

         (i) no provision of this Agreement shall be interpreted or construed against Holdings or any of the Holders solely because it or its legal representative drafted such provision.

         Section 7. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by Holdings and the Holders, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

         Section 8. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

         Section 9. Entire Agreement. This Agreement and the obligations and liabilities under the Registration Rights Agreement which are assumed by Holdings hereby set forth all of the promises, agreements, conditions, understandings, warranties and representations among Holdings and the Holders with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings among Holdings and the Holders, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among Holdings and the Holders concerning the subject matter hereof or thereof except as set forth herein and therein.


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         IN WITNESS WHEREOF, Holdings has executed this Agreement as of the date first above written.

                                      AMERICA WEST HOLDINGS CORPORATION



                                      By: /s/ Stephen L. Johnson
                                         ---------------------------------------
                                          Stephen L. Johnson
                                          Senior Vice President -- Legal Affairs


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